Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
June 10, 2019 and the Prospectus dated November 8, 2016
Registration No. 333-214510

W. P. CAREY INC.

Pricing Term Sheet

$325,000,000 3.850% Senior Notes due 2029

Issuer:	W. P. Carey Inc.

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security Type:	Senior Unsecured Notes

Pricing Date:	June 10, 2019

Settlement Date:

June 14, 2019 (T+4); Under Rule 15c6-1 under the Securities Exchange Act, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the closing date will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Maturity Date:	July 15, 2029

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2020 (long first coupon)

Principal Amount:	$325,000,000

Benchmark Treasury:	2.375% due May 15, 2029

Benchmark Treasury Price / Yield:	102-04 / 2.136%

Spread to Benchmark Treasury:	+ 185 bps

Yield to Maturity:	3.986%

Coupon:	3.850%

Public Offering Price:	98.876% of the principal amount

Optional Redemption:

Make-Whole Call:	Prior to April 15, 2029, T + 30 bps

Par Call:	On or after April 15, 2029

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	92936UAF6 / US92936UAF66

Joint Book-Running Managers:	Wells Fargo Securities, LLC
BofA Securities, Inc.
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	Fifth Third Securities, Inc.
Regions Securities LLC
BNY Mellon Capital Markets, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independently of any other security rating.

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC, including the prospectus supplement relating to the notes, for more complete information about the issuer and this offering.  You may get these documents for free by visiting the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement relating to the notes if you request it by contacting Wells Fargo Securities, LLC toll free at 1-800-645-3751, BofA Securities, Inc. toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at 1-212-834-4533.